Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                               Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ANNOUNCES SALE OF TWO NON-CORE ASSETS

New York, NY – August 13, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced the sale of subsidiaries that time chartered-in two non-core assets, the Matilde and Chrismir, both 1997-built dry bulk carriers. The sale will generate a gain of approximately $55 million in the third quarter of 2008 and represents the value of the cash flows during the remaining charter-out terms plus the value ascribed to the purchase options on both vessels.

During the past five years, OSG has actively built, expanded and modernized its fleet and focused on four core market segments: crude oil, refined petroleum products, U.S. Flag and gas. The Company’s fleet of 118 ships has more than doubled from 52 ships since December 2003.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at (212) 578-1634 or jschlueter@osg.com.